Exhibit 99.1


                                    TELESIS
                             Technology Corporation


TELESIS  TECHNOLOGY  CORPORATION  RECEIVES  NEW  ORDERS  TOTALING IN EXCESS OF
$570,000.

PALMETTO, FLORIDA - April 7th, 2006 - Telesis Technology Corporation (OTC: TLST)
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today announced that the Company has received a series of new orders totaling $
570,000.00 specifically for the support of weapons systems, ground support and aerospace equipment spares program as of the first quarter of 2006. Deliveries and performance on these contracts are expected to commence during the first half of 2006. During the first quarter the company also received its first subcontract from a prime contractor. The name and details are kept confidential due to contractual requirements imposed and due to competitive reasons.

Mr. Hasit Vibhakar, Chairman, CEO & President of Telesis commented "Telesis continues to effectively execute its business plan as we continue to build out our infrastructure and systems to be able to increase support and capacity for potential large orders. We are laying a fine foundation to sustain and maintain growth for our new focus. We remain confident that our strong operating performance will continue and grow with our infrastructure for the remainder of 2006 and going into 2007." We have also implemented a new strategy to increase subcontract work for the major prime contractors, this strategy has already started to materialize as we received our first subcontract award for the support of armored vehicular equipment."

About Telesis Technology Corporation
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Telesis Technology Corporation is a diversified Aerospace and Defense
Contractor. Telesis Technology Corporation has several operating divisions with main locations in Nebraska and Florida. Company information can be obtained at http://www.telesistechnology.com
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Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the SEC.


Contact:
-------
        Investor Relations
        Hasit Vibhakar
        Telesis Technology Corporation
        941-795-7441 ext: 228
        ir@telesistechnology.com
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